Exhibit 5.1


                         David M. Loev, Attorney at Law
                         6300 West Loop South, Suite 280
                              Bellaire, Texas 77401
                               713-524-4110 PHONE
                             713-524-4122 FACSIMILE

                                December 12, 2006

Nano Holdings International, Inc.
1640 Terrace Way
Walnut Creek, California 94597

Re: Form SB-2 Registration Statement

Gentlemen:

You have requested that we furnish you our legal opinion with respect to the legality of the following described securities of Nano Holdings International, Inc. (the "Company") covered by a Form SB-2 Registration Statement, (the "Registration Statement"), filed with the Securities and Exchange Commission for the purpose of registering such securities under the Securities Act of 1933:

1.     1,782,500 shares of common stock, $0.001 par value (the "Shares").

In connection with this opinion, we have examined the corporate records of the Company, including the Company's Certificate of Incorporation, Bylaws, and the Minutes of its Board of Directors, the Registration Statement, and such other documents and records as we deemed relevant in order to render this opinion.

Based on the foregoing, it is our opinion that the Shares are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding our firm and use of our name under the heading "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

                                  Sincerely,

                                 David M. Loev
                       /s/ David M. Loev, Attorney at Law

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